UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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SEMPRA

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Spring 2024 Shareholder Engagement The following information supplements the proxy statement of Sempra filed with the U.S. Securities and Exchange Commission on March 25, 2024, and should be read together with such proxy statement.

Information Regarding Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions about the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed or implied in any forward-looking statement. These forward-looking statements represent our estimates and assumptions only as April 17, 2024. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise. In this presentation, forward-looking statements can be identified by words such as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “plan,” “estimate,” “project,” “forecast,” “envision,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “in process,” “construct,” “develop,” “opportunity,” “preliminary,” “initiative,” “target,” “outlook,” “optimistic,” “poised,” “maintain,” “continue,” “progress,” “advance,” “goal,” “aim,” “commit,” or similar expressions, or when we discuss our guidance, priorities, strategy, goals, vision, mission, opportunities, projections, intentions or expectations. Factors, among others, that could cause actual results and events to differ materially from those expressed or implied in any forward-looking statement include: California wildfires, including potential liability for damages regardless of fault and any inability to recover all or a substantial portion of costs from insurance, the wildfire fund established by California Assembly Bill 1054, rates from customers or a combination thereof; decisions, investigations, inquiries, regulations, denials or revocations of permits, consents, approvals or other authorizations, renewals of franchises, and other actions, including the failure to honor contracts and commitments, by the (i) California Public Utilities Commission (CPUC), Comisión Reguladora de Energía, U.S. Department of Energy, U.S. Federal Energy Regulatory Commission, Public Utility Commission of Texas, U.S. Internal Revenue Service and other regulatory bodies and (ii) U.S., Mexico and states, counties, cities and other jurisdictions therein and in other countries where we do business; the success of business development efforts, construction projects, acquisitions, divestitures, and other significant transactions, including risks related to (i) being able to make a final investment decision, (ii) completing construction projects or other transactions on schedule and budget, (iii) realizing anticipated benefits from any of these efforts if completed, (iv) obtaining third-party consents and approvals, and (v) third parties honoring their contracts and commitments; macroeconomic trends or other factors that could change our capital expenditure plans and their potential impact on rate base or other growth; litigation, arbitrations, property disputes and other proceedings, and changes to laws and regulations, including those related to tax and trade policy and the energy industry in Mexico; cybersecurity threats, including by state and state-sponsored actors, of ransomware or other attacks on our systems or the systems of third parties with which we conduct business, including the energy grid or other energy infrastructure; the availability, uses, sufficiency, and cost of capital resources and our ability to borrow money or otherwise raise capital on favorable terms and meet our obligations, including due to (i) actions by credit rating agencies to downgrade our credit ratings or place those ratings on negative outlook, (ii) instability in the capital markets, or (iii) rising interest rates and inflation; the impact on affordability of San Diego Gas & Electric Company’s (SDG&E) and Southern California Gas Company’s (SoCalGas) customer rates and their cost of capital and on SDG&E’s, SoCalGas’ and Sempra Infrastructure’s ability to pass through higher costs to customers due to (i) volatility in inflation, interest rates and commodity prices, (ii) with respect to SDG&E’s and SoCalGas’ businesses, the cost of meeting the demand for lower carbon and reliable energy in California, and (iii) with respect to Sempra Infrastructure’s business, volatility in foreign currency exchange rates; the impact of climate and sustainability policies, laws, rules, regulations, disclosures and trends, including actions to reduce or eliminate reliance on natural gas, increased uncertainty in the political or regulatory environment for California natural gas distribution companies, the risk of nonrecovery for stranded assets, and uncertainty related to relevant emerging and early-stage technologies; weather, natural disasters, pandemics, accidents, equipment failures, explosions, terrorism, information system outages or other events, such as work stoppages, that disrupt our operations, damage our facilities or systems, cause the release of harmful materials or fires or subject us to liability for damages, fines and penalties, some of which may not be recoverable through regulatory mechanisms or insurance or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power, natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, pipeline system or limitations on the withdrawal of natural gas from storage facilities; Oncor Electric Delivery Company LLC’s (Oncor) ability to reduce or eliminate its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor’s independent directors or a minority member director; and other uncertainties, some of which are difficult to predict and beyond our control. These risks and uncertainties are further discussed in the reports that Sempra has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on Sempra’s website, www.sempra.com. Investors should not rely unduly on any forward-looking statements. Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.P.I. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or SoCalGas, and Sempra Infrastructure, Sempra Infrastructure Partners, Sempra Texas, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC. None of the website references in this presentation are active hyperlinks, and the information contained on, or that can be accessed through, any such website is not, and shall not be deemed to be, part of this document.

See pages 6-7 of our proxy statement for more information on our financial performance highlights

Strategic Execution Driving Strong Financial Performance

Sempra's 2023 achievements build on our strong long-term financial performance, which has contributed to our robust long-term growth and shareholder value creation

TSR Performance[1]


1-YEAR
2-YEAR
3-YEAR
4-YEAR
5-YEAR
-7%
0%
-6%
20%
11%
29%
12%
13%
41%
62%
S&P 500 UTILITIES
SEMPRA

Financial Performance Highlights

- ✓ Record 2023 revenue of $16.7B
- ✓ 2023 GAAP and adjusted earnings of $3.0B and $2.9B, respectively[2]
- ✓ GAAP EPS has grown at a 22.9% CAGR and adjusted EPS has grown at a 10.3% CAGR from 2018-2023[2]
- ✓ Increased our dividend for the 14th consecutive year
- ✓ Increased our five-year capital plan by 20% to $48B with more than 90% focused on regulated utilities[3]

1. Bloomberg data for the periods ended 12/31/2023. This chart replaces the charts showing Total Shareholder Return on pages 6 and 48 of Sempra's 2024 proxy statement filed with the Securities and Exchange Commission on March 25, 2024.
2. Adjusted Earnings, Adjusted EPS and Adjusted EPS CAGR are non-GAAP financial measures. Adjusted EPS for the year ended December 31, 2018 was updated from its original presentation to exclude additional items to conform to the presentation for the year ended December 31, 2023. For a reconciliation of GAAP Earnings to Adjusted Earnings and GAAP EPS to Adjusted EPS, see the Appendix.
3. Refers to increase from Sempra's 2023-2027 capital plan to its 2024-2028 capital plan, which includes Sempra's proportionate ownership interest in projected capital expenditures at unconsolidated entities, while excluding Sempra's projected capital contributions to those entities, and excludes noncontrolling interest's proportionate ownership interest in projected capital expenditures at Sempra and at unconsolidated entities. Sempra's capital plan is based on a number of assumptions, the failure of which to be accurate could materially impact Sempra's actual capital expenditures.

SEMPRA | 3

2023 Executive Compensation Overview Performance-Based Annual Bonus 80% ABP Earnings2 Provides an accurate, comprehensive, and understandable picture of annual financial performance 12% Safety Measures3 Promotes safe and responsible operations and the safety of customers and employees 8% Sustainability Measures4 Promotes sustainable operations and strong governance Long-Term Equity-Based Incentives Performance-Based Restricted Stock Units (weighted at two-thirds, collectively) One-third based on 3-year relative TSR allocated evenly between Relative TSR vs S&P 500 Utilities Index5 Relative TSR vs S&P 500 Index One-third based on 3-year EPS CAGR with payout scale set based on forward consensus estimates of EPS CAGR of S&P 500 Utilities Index peers5 Stock options (weighted at one-third) Focus on growth and shareholder alignment 90% At-Risk Compensation We place an emphasis on variable performance-based pay, with each component designed to promote value creation and alignment of our management team’s compensation with our long-term strategic objectives CEO Target Total Direct Compensation1 17% Performance-Based Annual Bonus 10% Base salary 73% Long-Term Equity-Based Incentives Our executive compensation program is designed to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance The Chief Executive Officer’s pay mix at target is based on 2023 annual base salary, 2023 target performance-based annual bonus and the target grant date value of 2023 long-term equity-based incentives. The term “ABP Earnings” refers to earnings for annual bonus plan purposes, which includes certain predefined adjustments to GAAP earnings. The term “Safety Measures” refers to employee and public safety measures. The term “Sustainability Measures” refers to environmental, culture and governance measures. References to the S&P 500 Utilities Index or our S&P 500 Utilities Index peers refer to the companies constituting the S&P 500 Utilities Index, excluding water companies. See page 51 of our proxy statement for an overview of our executive compensation program

Pay Linked Strongly to Company Performance Sempra S&P 500 Utilities Index S&P 500 Index The Compensation and Talent Development Committee thoughtfully designs our incentive plans to deliver payouts that align to our financial performance Award Cycle Realized Payout 2012 – 2015 150% of target 2013 – 2016 38% of target 2014 – 2017 40% of target 2015 – 2017 40% of target 2016 – 2018 40% of target 2017 – 2019 151% of target 2018 – 2020 137% of target 2019 – 2021 89% of target 2020 – 2022 140% of target 2021 – 2023 163% of target Ten-Year Average 99% of target Alignment with company performance is demonstrated by comparing payouts for our TSR-based and EPS growth-based annual long-term equity-based incentive awards granted from 2012 through 2021. The 10-year average realized payout for these awards was 99% of target, with five years of above-target payouts and five years of below-target payouts. See pages 53-54 of our proxy statement for more information on pay-for-performance alignment

Diverse, Experienced Board with Recent Refreshment Andrés Conesa, Ph.D. Chair of Compensation and Talent Development Committee CEO, Grupo Aeroméxico Jeffrey W. Martin Chairman, CEO and President Chair of Executive Committee James C. Yardley Retired Executive Vice President, El Paso Corp. Bethany J. Mayer Chair of Safety, Sustainability and Technology Committee Executive Advisor, Siris Capital Group LLC Cynthia J. Warner Lead Independent Director Retired President and CEO, Renewable Energy Group, Inc. Richard J. Mark Retired Chairman and President, Ameren Illinois Company New Director Appointed in 2023 Pablo A. Ferrero Independent Energy Consultant; Retired CEO, Transportadora de Gas del Sur S.A. Michael N. Mears Chair of Corporate Governance Committee Retired Chairman, President and CEO, Magellan Midstream Partners LP Jack T. Taylor Chair of Audit Committee Retired COO-Americas and Executive Vice Chair, KPMG (U.S.) Our directors embody a wide range of skills and experience under a shared vision of success Sempra’s refreshment process has enhanced the diversity of our board across key characteristics, including tenure, racial and ethnic and gender diversity. Since 2017 until changes in board composition in 2023, Sempra’s board has exceeded 30% gender diversity and 50% overall board diversity. Sempra’s board is committed to reflecting diversity in its composition and considers this in its overall refreshment strategy. See pages 30-34 of our proxy statement for our nominees’ full biographies

Board Composition and Skills Facilitate Oversight Board Members’ Skills and Experience Board Diversity 89% 56% of our board nominees are women or people of color Board Independence 89% of our nominees are independent2 Board Tenure Average nominee tenure is 7 years Track record of thoughtful refreshment has helped us compose a board with the skills, experience and diverse perspectives needed to oversee our evolving business1 56% 2 4 3 Accounting & Finance 8/9 Corporate Governance 8/9 Cybersecurity 4/9 Electric and/or Gas Utility 4/9 Energy Industry 6/9 Government, Regulatory and Public Policy 8/9 Health & Safety 6/9 Human Capital Management 8/9 Infrastructure Development 7/9 Investment Strategy/ Capital Markets 8/9 Risk Management 8/9 Strategic Planning 8/9 Sustainability 7/9 Technology (Operational) 5/9 Reflects board composition as of the filing of Sempra’s proxy statement with the Securities and Exchange Commission on March 25, 2024. Director independence is measured based on the independence standards established by the NYSE. See pages 28-29 of our proxy statement for more information on our board composition and directors’ skills

We Recommend a Vote ‘Against’ Proposal 4 Sempra’s approach to severance benefits is disciplined, reasonable and appropriate. The shareholder proposal, which requests Sempra implement a policy to seek shareholder approval of certain severance pay arrangements, is unnecessary and impractical Sempra already has a policy requiring shareholder approval of any new severance arrangements with any executive officer that provides for cash severance payments exceeding 2.99x the sum of the executive officer’s base salary plus target bonus Our current policy provides a reasonable limit on executive cash severance payments without unduly restricting our ability to establish market-standard severance arrangements In contrast, the shareholder proposal is overly broad, would be impractical to implement, and would limit our ability to attract and retain qualified executive talent The proposal would harm Sempra’s competitiveness as an employer and ability to attract, motivate and retain highly qualified executive talent Our existing policy gives the company the flexibility to offer prospective employees commonly used or negotiated severance terms Implementing the proposal would put the company at a competitive disadvantage by requiring certain aspects of employment offers to be contingent upon shareholder approval The proposal disincentivizes the use of equity-based incentives, and would undermine alignment between the interests of executives and shareholders The proposed policy would effectively reduce the recruitment and retention value of long-term equity incentives in our executive compensation programs The proposed policy would undermine the alignment of executive compensation with shareholders’ interests—one of the key goals of our executive compensation programs Sempra offers shareholders opportunities to provide feedback on executive compensation and severance benefits, and shareholders have consistently endorsed Sempra’s executive compensation practices Over our last five annual shareholders meetings, we averaged say-on-pay support of ~94% and in 2019 we received over 95% support for our Long-Term Incentive Plan These results demonstrate continued investor support for our executive compensation program design, including our severance benefits See pages 39-41 of our proxy statement for further detail on the proposal and our board’s response

The Sempra and operating company boards directly oversee our businesses’ safety and environmental practices and performance These policies, programs and systems are foundational to our organization-wide safety and environmental commitment, directly or indirectly impacting every employee and contractor of the organization Sempra’s Safety, Sustainability and Technology Committee oversees management’s implementation of our risk management and oversight programs and the company’s performance on these matters Sempra California companies have also established external safety advisory councils who provide guidance to management that is shared with the applicable operating board-level safety committees Sempra already provides extensive disclosures on its governance and performance related to safety and environmental matters For 16 consecutive years, we have published our corporate sustainability report with our targets and key performance metrics for improving workplace and public safety and energy reliability and resiliency The preparation and content of this report is directly overseen by the SS&T Committee Our operating companies have proven track records of implementing world-class safety systems and programs in response to prior safety and environmental incidents Beginning in 2016, SoCalGas undertook an extensive suite of safety enhancements at the Aliso Canyon underground storage facility under the oversight of the California Department of Conservation Geologic Energy Management Division and in consultation with experts from three DOE National Laboratories Commencing in 2017, SoCalGas began implementing many of the safety enhancements already in place at its Aliso Canyon facility at its three other natural gas storage fields Similarly, since the San Diego wildfires in 2007, SDG&E has built and continued to improve an industry-leading wildfire prevention and mitigation program as a critical part of our strategy to improve the climate resilience of our infrastructure and safeguard communities Sempra has a practice of deep engagement and information sharing with shareholders and other stakeholders, including on the topics of operational and public safety and environmental performance We maintain active involvement in the communities where we do business at multiple levels, leveraging various means to foster dialogue, and engage regularly with our represented workforce through the collective bargaining process These relationships inform the disclosures we make and are woven into how Sempra responsibly conducts business with safety and environmental protection at the forefront We Recommend a Vote ‘Against’ Proposal 5 The shareholder proposal, which requests Sempra issue a report on certain safety and environmental matters, is unnecessary given Sempra’s strong safety practices, reporting and oversight mechanisms See pages 42-45 of our proxy statement for further detail on the proposal and our board’s response

The board recommends that you cast your votes as follows at the 2024 Annual Shareholders Meeting Proposal 1 FOR Election of Each of the Nine Director Nominees Proposal 2 Proposal 3 Proposal 4 Proposal 5 FOR Ratification of Appointment of Deloitte & Touche LLP FOR Advisory Approval of Executive Compensation AGAINST Shareholder Proposal Requesting a Policy to Seek Shareholder Approval of Certain Severance Pay Arrangements AGAINST Shareholder Proposal Requesting a Report on Certain Safety and Environmental Matters X X We Request Your Support

Appendix

Reconciliation of Sempra Adjusted Earnings to GAAP Earnings1 Sempra Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2023 and 2018 as follows: In 2023: $(44) million equity losses from investment in Oncor Electric Delivery Holdings Company LLC related to a write-off of rate base disallowances resulting from the Public Utility Commission of Texas’ final order in Oncor Electric Delivery Company LLC’s comprehensive base rate review $(235) million impact from foreign currency and inflation on our monetary positions in Mexico $366 million net unrealized gains on commodity derivatives $(17) million net unrealized losses on a contingent interest rate swap related to the initial phase of the Port Arthur LNG liquefaction project $40 million equity earnings from investment in RBS Sempra Commodities LLP based on a legal settlement In 2018: $(22) million impact associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at Sempra California $(21) million impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives $(3) million net unrealized losses on commodity derivatives $(629) million impairment of certain non-utility natural gas storage assets at Sempra Infrastructure $367 million gain on the sale of certain Sempra Renewables assets $(145) million other-than-temporary impairment of certain U.S. wind equity method investments at Sempra Renewables $(65) million impairment of investment in RBS Sempra Commodities LLP at Parent and other $(85) million income tax expense in 2018 to adjust the Tax Cuts and Jobs Act of 2017 provisional amounts recorded in 2017 Sempra Adjusted Earnings and Adjusted EPS are non-GAAP financial measures (GAAP represents generally accepted accounting principles in the United States of America). These non-GAAP financial measures exclude significant items that are generally not related to our ongoing business activities and/or are infrequent in nature. These non-GAAP financial measures also exclude the impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives and net unrealized gains and losses on commodity derivatives, which we expect to occur in future periods, and which can vary significantly from one period to the next. Exclusion of these items is useful to management and investors because it provides a meaningful comparison of the performance of Sempra’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra GAAP Earnings and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP. This description and reconciliation are different than the predefined adjustments to earnings for annual bonus plan purposes. Please see Appendix D of the proxy statement for information about those adjustments.

Reconciliation of Adjusted Earnings to GAAP Earnings (2023) Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We record equity losses for our investment in Oncor Holdings net of income tax. We did not record an income tax expense for the equity earnings or an income tax benefit for the equity losses from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.

Reconciliation of Adjusted Earnings to GAAP Earnings (2018) Except for adjustments that are solely income tax, income taxes on pretax amounts were primarily calculated based on applicable statutory tax rates. We record equity losses for our investment in Oncor Holdings net of income tax. We did not record an income tax expense for the equity earnings or an income tax benefit for the equity losses from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes. Adjusted Earnings and Adjusted EPS have been updated to reflect the impact from foreign currency and inflation on our monetary positions in Mexico and associated undesignated derivatives and net unrealized losses on commodity derivatives.